Exhibit 99.105

79 Wellington St. W., 30th Floor Box 270, TD South Tower Toronto, Ontario M5K 1N2 Canada P. 416.865.0040 | F. 416.865.7380 www.torys.com

October 4, 2018

To:

British Columbia Securities Commission

Alberta Securities Commission

Financial and Consumer Affairs Authority of Saskatchewan

The Manitoba Securities Commission

Ontario Securities Commission

Financial and Consumer Services Commission (New Brunswick)

Nova Scotia Securities Commission

Office of the Superintendent of Securities, Prince Edward Island

Office of the Superintendent of Securities, Newfoundland and Labrador

Dear Sirs/Mesdames:

Re:	Village Farms International, Inc.
Short Form Prospectus dated October 4, 2018 (the “Prospectus”)

We hereby consent to the reference to our name on the inside cover page and under the heading “Legal Matters” and to the reference to our name and to the use of our opinion under the heading “Eligibility for Investment” in the Prospectus relating to the offering of 2,810,000 Common Shares of Village Farms International, Inc.

We have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained in the Prospectus that are derived from our opinions or that are within our knowledge as a result of services we performed in connection with such opinions.

Yours truly,

“Torys LLP”